SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2011

Southern Products, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-165692	27-1963282
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13668-B Valley Blvd., City of Industry, CA	91746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 213-3266

________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation

On June 30, 2010, we received a $250,000 line of credit for use in facilitating purchase orders we have received for our SIGMAC televisions. The line of credit is documented by a Promissory Note and Security Agreement to CC Fund, LLC, a Nevada limited liability company (the “Note”). Under the terms of the Note, we will borrow up to $250,000 to be used solely for the purpose of procurement of necessary components for, and for the manufacture and delivery of, our SIGMAC-branded televisions and consumer electronics products. The Note bears interest at a rate of one percent (1%) per month and is due on or before the earliest of the following:

·         Our receipt of equity funding in a total, cumulative amount of not less than $1,500,000; or

·         Our receipt of gross revenues, less related Costs of Goods Sold, in an amount sufficient to pay the principal and interest then due and owing under the Note; or

·         September 30, 2011.

At the option of the holder, the final due date of the Note may be extended for one or more additional terms of ninety (90) days upon written notice. The Note may be pre-paid in whole or in part at any time without penalty. The Note is secured by all of our assets, including inventory and accounts receivable. We will be in default under the Note if, among other events, we fail to remit payment by the due date, fail to perform a non-monetary covenant under the Note, default on any other obligation for payment of borrowed money for a period of more than 20 days, or fail to timely file with the United States Securities and Exchange Commission all reports and other documents required of us under the Securities Act of 1933 and the Securities Exchange Act of 1934. In the event of default, the holder may accelerate the due date of the Note, proceed against the collateral under the Uniform Commercial Code, and pursue other remedies.

Additional terms, covenants, representations, and warranties are included in the Note. The forgoing is a summary of the material terms of the Note and is not a complete description of its provisions. The Note is filed herewith as Exhibit 10.1.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Promissory Note and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Products, Inc.

/s/ Edward Meadows

Edward Meadows

President, Chief Executive Officer

Date: July 1, 2011

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